Exhibit 10.19

Execution

DEED OF UNDERTAKING

To:	CHINA DEVELOPMENT BANK CORPORATION
HONG KONG BRANCH
Suite 3307-15, 33/F.,
One International Finance Centre,
No. 1 Harbour View Street, Central, Hong Kong
(as Facility Agent of the Finance Parties referred to in the Loan Agreement)

     28 October, 2010

Dear Sirs,

Re: US$50 million Term Loan Facility to China Security & Surveillance Technology, Inc. (the “Borrower”)

1.

We refer to a term loan facility agreement dated 28 October 2010 (the “Loan Agreement”) executed between the Borrower as borrower and China Development Bank Corporation Hong Kong Branch as lender, arranger and facility agent (the “Facility Agent”).

Save as otherwise provided herein, terms and expressions defined in or construed for the purposes of the Loan Agreement shall have the same meanings when used herein.

2.

The Borrower and Mr. Tu Guo Shen (“Mr. Tu”) represent and confirm that they have used their best endeavors to obtain and effect each of the authorisations, approvals, registrations and filings set out in the Schedule (the “Relevant Approvals”) in accordance with the applicable laws or regulations in the PRC and acknowledge that as of the date of this letter the Relevant Approvals have yet to be obtained and effected.

3.

Without prejudice to any of their obligations and liabilities under the Finance Documents, the Borrower and Mr. Tu jointly and severally undertake, upon the Shenzhen office or any other relevant office of the State Administration of Foreign Exchange of the PRC generally accepting applications for authorisations, approvals, registrations and filings of a nature similar to that of any of the Relevant Approvals (the “Commencement of Acceptance”), to forthwith obtain and effect such Relevant Approvals.

4.

The Borrower and Mr. Tu shall forthwith upon demand by the Facility Agent indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of the failure to obtain and effect the Relevant Approvals in accordance with the applicable laws or regulations in the PRC whether before or after the Commencement of Acceptance.

Deed of Undertaking

Execution

5.	The Lender hereby reserves all rights, remedies and recourse in respect of the obligations and liabilities of the Borrower and Mr. Tu under the Finance Documents.

6.	This letter shall be designated a “Finance Document” for the purpose of the definition of “Finance Document” in the Loan Agreement.

7.

This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and shall be effective and binding on each party as and when executed by such party.

8.	This letter shall be governed by, and construed in accordance with, Hong Kong law. Clause 33 of the Loan Agreement shall apply mutatis mutandis to this Letter.

Deed of Undertaking

Execution

Executed as a deed

/s/ Guoshen Tu
SIGNED, SEALED and DELIVERED	)
by TU GUO SHEN (holder of P.R.C.	)
passport No.G28948045))
in the presence of:-)

The Common Seal of	)
CHINA SECURITY &	)
SURVEILLANCE	)
TECHNOLOGY, INC.	)
was hereto affixed and attested by	)
TU GUO SHEN	)
/s/ Guoshen Tu	)
)
)
in the presence of:-)

Deed of Undertaking

Execution

SCHEDULE

Relevant Approvals

Approval, registration and/or filing procedures with the Shenzhen office or any other relevant office of the State Administration of Foreign Exchange in respect of:-

(1)

the incorporation, previous offshore financing, previous mergers and acquisitions in the PRC, previous offshore security and previous material changes to the capital structure of Whitehorse Technology Limited; and

(2)	previous mergers and acquisitions in the PRC by the Borrower.

Deed of Undertaking